Exhibit 3.662

Corporations Division P.O. Box 778, Jefferson City, MO 65102	James C. Kirkpatrick State Information Center 600 W. Main Street, Rm 322, Jefferson City, MO 65101
Articles of Organization
(Submit in duplicate with filing fee of $105)
1.	The name of the limited liability company is:
Missouri City Landfill, LLC
(Must include “Limited Liability Company.” “Limited Company,” “LC,” “L.C.,” “L.L.C,” or “LLC”)
2.	The purpose(s) for which the limited liability company is organized:
To own and operate a landfill
3.	The name and address of the limited liability company’s registered agent in Missouri is:
C T Corporation System. 120 South Central Avenue, Clayton. Missouri 63105 Name Street Address: May not use P.O. Box unless street address also provided City/State/Zip
4.	The management of the limited liability company is vested in one or more managers. ☐ Yes ☑ No
5.	The events, if any, on which the limited liability company is to dissolve or the number of years the limited liability company is to continue, which may be any number or perpetual: perpetual
6.	The name(s) and street address(es) of each organizer (Post Office box alone not acceptable):

Allied Waste North America, Inc.
15880 N Greenway-Hayden Loop
Scottsdale, Arizona 85260

7.	For tax purposes, is the limited liability company considered a corporation? ☐ Yes ☑ No
8.	The effective date of this document is the date it is filed by the Secretary of State of Missouri, unless you indicate a future date, as follows:

(Date may not be more than 90 days after the filing date in this office)
In Affirmation thereof, the facts stated above are true:

/s/ Jo Lynn White	Jo Lynn White,Secretary of the Sole Member	6/5/03

(Organizer Signature)	(Printed Name)	(Date)

(Sole Member: Allied Waste North America, Inc.)

(Organizer Signature)	(Printed Name)	(Date)

(Organizer Signature)	(Printed Name)	(Date)
State of Missouri
Creation — LLC/LP 1 Page(s)

T0315711853